EXHIBIT 5.1


      [Letterhead of Leland, Parachini, Steinberg, Matzger & Melnick, LLP]

                               November 27, 2001


Amnis  Systems  Inc.
3450  Hillview  Avenue
Palo  Alto,  California  94304

     Re:     Registration  Statement  on  Form  S-8
             --------------------------------------

Ladies  and  Gentlemen:

     We have acted as counsel to Amnis Systems Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 9,493,482 shares of Common Stock, $.0001 par value (the "Shares"), of the Company (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Optivision, Inc. adopted 1997 Stock Plan (the "1997 Stock Plan") as assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of September 11, 2000 (the "Merger Agreement"), among the Company, Optivision, Inc., a California corporation, and ASI Acquisition, Inc., a California corporation and a wholly owned subsidiary of the Company, and also subject to issuance by the Company upon exercise of options granted under the Amnis Systems Inc. 2000 Stock Plan (the "2000 Stock Plan").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     We have also assumed the due authorization and execution of the Registration Statement.

     With respect to certain factual matters material to the opinions expressed herein, we have relied, without independent investigation, on certificates of public officials as to the good standing or qualification to do business, the representations and warranties of the Company in the Registration Statement, and statements contained in the certificates executed and delivered by the President and Secretary of the Company.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that when issued in accordance with the terms of the 1997 Stock Plan and the 2000 Stock Plan, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

     We are members of the Bar of the State of California and express no opinion as to matters governed by any laws other than federal laws of the United States, the laws of the State of California, and the Delaware General Corporation Law as applied by the courts located in Delaware. We assume no obligations to update the opinions set forth in this letter.

     This opinion is rendered to you solely for your benefit and may not be used, circulated, quoted or relied upon by any other person, firm, corporation or entity for any purpose without our prior written consent.


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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.


                        Very  truly  yours,


                        /S/ LELAND, PARACHINI, STEINBERG, MATZGER & MELNICK, LLP


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